Registration No. 33-51072

Registration No. 333-30610

As filed with the United States Securities and Exchange Commission on June 22, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MOLSON COORS BREWING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	84-0178360
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1225 17th Street, Suite 3200, Denver, Colorado 1555 Notre Dame East, Montréal, Québec, Canada (Address of Principal Executive Offices)	80202 H2L 2R5 (Zip Code)

MILLERCOORS LLC (FORMERLY MOLSON COORS BREWING COMPANY)
SAVINGS AND INVESTMENT PLAN

(Full title of the plan)

Douglas N. Beck

Vice President, Deputy General Counsel

1225 17th Street, Suite 3200

Denver, CO 80202

(Name and address of agent for service)

303-927-2337

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 is being filed to deregister any and all shares of Molson Coors Brewing Company (the “Company”) Class B Common Stock (the “Common Stock”) and an indeterminate amount of plan interests under the MillerCoors LLC (formerly Molson Coors Brewing Company) Savings and Investment Plan (which plan was formerly known as the Molson Coors Savings and Investment Plan) (the “Plan”), that have previously been registered, but have not been issued, pursuant to the Plan.  The shares of Common Stock and plan interests were previously registered pursuant to the following registration statements: (i) the registration statement on Form S-8 filed on August 21, 1992, Registration No. 33-51072, (ii) the registration statement on Form S-8 filed on February 17, 2000, Registration No. 333-30610, and (iii) post-effective amendment no. 1 to the registration statement on Form S-8 filed on October 9, 2003, Registration No. 333-30610 (collectively, the “Registration Statement”).

Effective July 1, 2008, the Company entered into a joint venture agreement with SABMiller plc (“SABMiller”), pursuant to which each party contributed certain assets and liabilities into an operating joint venture company (“MillerCoors LLC”) in which the Company owns a 50% voting interest.  The Plan and Plan assets were transferred to MillerCoors LLC as part of the joint venture arrangement.  Also, at the time of the joint venture, the Plan was amended such that no further investments under the Plan could be made in Common Stock.  Therefore, in accordance with an undertaking made in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock which remain unsold at the termination of the offering, all remaining unsold shares of Common Stock and an indeterminate amount of plan interests previously registered under the Registration Statement are being deregistered.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on June 22, 2009.

MOLSON COORS BREWING COMPANY

By:	/s/ Douglas N. Beck
Douglas N. Beck
Vice President and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Capacity	Date

/s/ Peter Swinburn	Director, President and Chief Executive Officer	June 8, 2009
Peter Swinburn	(Principal Executive Officer)

/s/ Stewart Glendinning	Chief Financial Officer (Principal Financial Officer)	June 12, 2009
Stewart Glendinning

/s/ William G. Waters	Vice President and Controller (Chief Accounting	June 11, 2009
William G. Waters	Officer)

/s/ Peter H. Coors	Chairman	June 12, 2009
Peter H. Coors

/s/ Andrew T. Molson	Vice Chairman	June 8, 2009
Andrew T. Molson

/s/ Francesco Bellini	Director	June 5, 2009
Francesco Bellini

/s/ Rosalind G. Brewer	Director	June 8, 2009
Rosalind G. Brewer

/s/ John E. Cleghorn	Director	June 11, 2009
John E. Cleghorn

/s/ Melissa Coors Osborn	Director	June 8, 2009
Melissa Coors Osborn

/s/ Charles M. Herington	Director	June 9, 2009
Charles M. Herington

	Director	June , 2009
Franklin W. Hobbs

Director
Geoffrey E. Molson		June , 2009

Name	Capacity	Date

/s/ Iain J.G. Napier	Director	June 11, 2009
Iain J.G. Napier

/s/ David P. O’Brien	Director	June 11, 2009
David P. O’Brien

	Director	June , 2009
Pamela H. Patsley

/s/ H. Sanford Riley	Director	June 11, 2009
H. Sanford Riley

Pursuant to the requirements of the Securities Act of 1933, the MillerCoors LLC Benefit Plan Compliance and Administration Subcommittee, the Plan Administrator of the Plan, has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on the Plan’s behalf by its undersigned Chair, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on June 18, 2009.

MILLERCOORS LLC (FORMERLY MOLSON COORS BREWING COMPANY) SAVINGS AND INVESTMENT PLAN

By:	/s/ David Osswald
David Osswald
Associate General Counsel of MillerCoors LLC and
Chair of the MillerCoors LLC Benefit Plan Compliance and Administration Subcommittee, the Plan Administrator